EXHIBIT 2.02

                               AMENDMENT AGREEMENT

This Agreement is made and entered into as of the 5th day of August, 1996, by and among Bay Networks, Inc., a Delaware corporation (the "Buyer"), Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Penril DataComm Networks, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively in this Agreement as the "Parties".

                                   WITNESSETH:

              WHEREAS, a Plan and Agreement of Merger dated as of June 16, 1996, was executed and entered into by and among the Parties (the "Merger Agreement"); and

              WHEREAS, the Parties desire to amend the Merger Agreement as provided herein;

              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

              1.    Amendment to Section 1.2 of the Merger Agreement.
                    Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                     "1.2 The Closing. The closing of the transactions
                    contemplated by this Agreement (the "Closing") shall take place at a mutually agreed upon location, commencing at 9:00 a.m. local time on a mutually agreeable date as soon as practicable after the date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement have been satisfied or waived (the "Closing Date"), but in no event later than November 25, 1996.

              2.    Amendment to Section 1.9 of the Merger Agreement.
                    Section 1.9 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

               "1.9 Fractional Shares. No certificates or script representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the Buyer Stock Market Price, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

              3.    Amendment to Section 6.1 of the Merger Agreement.  Section
                    6.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "6.1 Termination of Agreement. The Parties may terminate
               this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

                    (a) the Parties may terminate this Agreement by mutual written consent;

                    (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

                    (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

                         (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred (i) on or before November 25, 1996, by reason of the failure of any condition precedent under
                         Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

                         (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred (i) on or before November 25, 1996, by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

                         (f) any Party may terminate this Agreement if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Buyer its approval or recommendation to the Company Stockholders of this Agreement or the Merger or shall have approved or recommended to the Company Stockholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions; provided, however, that reasonable delay required to comply with the Company Board Fiduciary Duties shall not be deemed to be a withdrawal or a modification adverse to the Buyer.




              4.    Replacement of Exhibit C to the Merger Agreement.


         Exhibit C to the Merger Agreement is replaced in its entirety by Exhibit C attached hereto.

              5. Effect of Modification. In the event of any inconsistency between the provisions of the Merger Agreement and the applicable provisions of this Agreement, the provisions of this Agreement shall control in all respects. Otherwise, the Merger Agreement shall remain in full force and effect.

              6. Successors and Assigns; Governing Law. Subject to the Merger Agreement as amended hereby, this Agreement shall inure to the benefit of and bind the respective heirs, personal representatives, successors and assigns of the parties hereto and shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

              7. Severability; Modifications. Should one or more of the provisions of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall be enforceable.
                    This Agreement shall not be modified without the prior consent of each of the Parties.

              8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         This Agreement, once executed, may be delivered to either party through the use of facsimile transmission. In this regard, any and all signatures of the parties appearing on any facsimile copies of this Agreement shall be deemed, unless otherwise proved, the lawful and valid signature of the executing party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

              Effective date of this Agreement:  August 5, 1996.


                                            THE BUYER:
                                            BAY NETWORKS, INC.

                                            By:____________________________

                                            Title:_________________________


                                            THE TRANSITORY SUBSIDIARY:
                                            BETA ACQUISITION CORP.

                                            By:____________________________

                                            Title:_________________________

                                            THE COMPANY:

                                            PENRIL DATACOMM NETWORKS, INC.



                                            By:____________________________

                                            Title:_________________________


         Amendment Agreement